Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ABC BANCORP

(a Georgia Corporation)

I.

The name of the corporation is ABC Bancorp (the “Corporation”).

II.

Effective the date hereof, Article I of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the Corporation is Ameris Bancorp.”

III.

All other provisions of the Articles of Incorporation shall remain in full force and effect.

IV.

This Amendment was duly adopted by the Board of Directors of the Corporation without shareholder approval (which was not required) in accordance with the provisions of Section 14-2-1002(8) of the Georgia Business Corporation Code effective on the 28th day of October, 2005.

V.

The Corporation undertakes that a request for publication of a notice of filing of these Articles of Amendment and payment therefor will be made as required by Section 14-2-1006.1(b) of the Georgia Business Corporation Code.

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IN WITNESS WHEREOF, these Articles of Amendment have been executed by the undersigned duly authorized officer of the Corporation this 1st day of December, 2005.

ABC BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr., President
and Chief Executive Officer

ATTEST:

By:	/s/ Cindi H. Lewis
Cindi H. Lewis, Secretary

[CORPORATE SEAL]